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                                                                      EXHIBIT 99


                                                               NOVEMBER 19, 2003


          HELMERICH & PAYNE, INC. REVISES EARNINGS FOR FISCAL YEAR 2003


         TULSA, OK - HELMERICH & PAYNE, INC. ANNOUNCED TODAY THAT, DUE TO A LARGER THAN ANTICIPATED FOURTH QUARTER LOSS REPORTED YESTERDAY BY THE COMPANY'S EQUITY AFFILIATE, ATWOOD OCEANICS, INC., THE COMPANY IS REVISING AND LOWERING ITS EARNINGS FOR ITS FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2003 BY $0.02 PER DILUTED SHARE. HELMERICH & PAYNE, INC. HAD PREVIOUSLY ANNOUNCED ITS EARNINGS ON NOVEMBER 12, 2003.

         THE ATWOOD OCEANICS, INC. PRESS RELEASE REPORTED THAT THE INCREASED LOSS FOR THE QUARTER WAS THE RESULT OF A RECENTLY DETERMINED DEFERRED FOREIGN TAX EXPENSE OF $5.9 MILLION.

         THE AFTER-TAX, NON-CASH EFFECT ON HELMERICH & PAYNE, INC. RESULTS IN LOWERING ITS FOURTH QUARTER NET INCOME TO $6,530,000 ($0.13 PER DILUTED SHARE) AND NET INCOME FOR ITS FISCAL YEAR ENDED SEPTEMBER 30, 2003 TO $17,873,000 ($0.35 PER DILUTED SHARE).

         HELMERICH & PAYNE, INC. OWNS 3,000,000 SHARES (APPROXIMATELY 22%) OF ATWOOD OCEANICS, INC. (ATW/NYSE). EARNINGS AND OWNERSHIP OF ATWOOD ARE REFLECTED ON HELMERICH & PAYNE'S BOOKS USING THE EQUITY ACCOUNTING METHOD.

         HELMERICH & PAYNE, INC. (HP/NYSE) IS A CONTRACT DRILLING COMPANY THAT OWNS 85 U.S. LAND RIGS, 12 U.S. PLATFORM RIGS LOCATED IN THE GULF OF MEXICO, 30 RIGS LOCATED IN SOUTH AMERICA, ONE RIG IN HUNGARY AND ONE RIG IN CHAD, FOR A TOTAL OF 129 RIGS. THE COMPANY CURRENTLY OPERATES 47 H&P-DESIGNED FLEXRIGS(R) AND IS SCHEDULED TO COMPLETE THE CONSTRUCTION OF AN ADDITIONAL 3 FLEXRIGS TO BE PUT IN SERVICE BY MARCH 2004.


                                                             CONTACT: DOUG FEARS
                                                                  (918) 588-5208

*FLEXRIG(R) HEREINAFTER REFERRED TO AS FLEXRIG